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Exhibit 99.1

DEAN FOODS COMPANY
TO ACQUIRE HORIZON ORGANIC HOLDING CORPORATION

Dean Foods to Purchase #1 Organic Milk, Dairy and Juice Brand in the United States
and #1 Organic Milk Brand in the United Kingdom

Dean Foods Will Expand its Portfolio of Branded Products

Dean Foods' Processing and Distribution Capabilities
Will Accelerate Future Growth and Extension of Horizon Organic Brands

        DALLAS and BOULDER, CO, June 30, 2003—Dean Foods Company (NYSE: DF) and Horizon Organic Holding Corporation (NASDAQ: HCOW) announced today the signing of a definitive agreement by which Dean Foods will acquire the 87% equity interest in Horizon Organic it does not currently own. Dean Foods will purchase the remaining 87% interest in Horizon Organic for a cash price of approximately $216 million, or $24 per share and will assume approximately $40 million in debt. The transaction, which was approved by the board of directors of both companies, is expected to close during the fourth quarter of 2003. The transaction is subject to approval by Horizon Organic's shareholders and expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act.

        Horizon Organic markets the leading brand of certified organic foods in the United States and the leading brand of certified organic milk in both the United States and the United Kingdom. In 2002, Horizon Organic reported revenues of approximately $187 million, and in April 2003, the company announced that it had reached a milestone of $200 million in annual sales. Horizon Organic's product line in the United States includes organic milk, a full line of organic dairy products and organic juices, pudding, fruit jels and eggs. In the U.K., the company markets and sells organic milk, yogurt and butter under the Rachel's Organic brand.

        "We are extremely pleased to add the number one organic milk and dairy brand to our portfolio of branded products," said Gregg Engles, Chairman and Chief Executive Officer of Dean Foods. "Our acquisition of Horizon Organic evidences our commitment to the growth of healthy, better-for-you products. We are also very excited to have the opportunity to join forces with the Horizon Organic management team and continue to build upon their passion and commitment to organic foods."

        "We are very excited about the opportunities the partnership with Dean Foods presents for Horizon Organic, its shareholders, producers, processors, customers and consumers. With Dean Foods' substantial processing, distribution and marketing resources, we look forward to accelerating our growth and strengthening the leadership position of the Horizon Organic brands," said Chuck Marcy, President and Chief Executive Officer of Horizon Organic. "We are especially excited to leverage Dean Foods' unique national refrigerated distribution system, to expand the distribution of Horizon Organic branded milk, dairy and juice products. This will allow us to further support and encourage greater organic milk and organic crop production. We are confident that this combination is the best way to ensure the future growth and extension of both the Horizon Organic and Rachel's Organic brands."

        "Offering customers both the Horizon Organic and Silk brands within our organic product portfolio makes us the clear leader in the organic category," continued Engles. "Horizon Organic has experienced tremendous growth, and its organic leadership position in both the United States and the U.K. represents a very compelling strategic fit for us."

        Horizon Organic will continue to be headquartered in Boulder, Colorado and Chuck Marcy will report to Gregg Engles. Dean Foods expects the transaction to be neutral to slightly accretive to earnings in the first full year after closing. In 2004, the financial results of the business will be reported within the Dean Branded Products Group.

About Horizon Organic

        Horizon Organic Holding Corporation markets the leading brand of certified organic foods in the U.S. and the leading certified brand of organic milk in both the U.S. and the U.K. In the U.S. its products include organic milk, a full-line of organic dairy products, organic eggs and juices. In the U.K., the Company markets organic yogurt, milk and butter under the Rachel's Organic brand. For more information, please visit the Company's web site at www.horizonorganic.com.

About Dean Foods

        Dean Foods Company is one of the nation's leading food and beverage companies. The company produces a full line of company-branded and private label dairy products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading supplier of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

        Note on Forward Looking Statements:    Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating generally to the Dean Food's ability to profit from the Horizon Organic acquisition and to grow the Horizon Organic®and Rachel's Organic® brands as expected. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Dean Foods's ability to profit from its branding initiatives will depend on a number of factors, including primarily customer acceptance of Horizon Organic's products. The forward-looking statements in this press release speak only as of the date of this release. Dean Foods expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Dean Foods	Barry Fromberg EVP and Chief Financial Officer (214) 303-3443	P.I. Aquino Assistant Treasurer (214) 303-3437
Horizon Organic	Tom Briggs SVP and Chief Financial Officer 303.530.2711 x230	Jennifer J. Matuschek Director of Investor Relations 303.530.2711 x178

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  Exhibit 99.1